EXHIBIT 99.1

Final - for immediate release                                                            CONTACT: PAUL VITEK, CFO

                                                                                                                                    (972) 401-0090

                                                                                                                                  Release #05-04

CARBO CERAMICS INC. ANNOUNCES APPROVAL OF RUSSIA MANUFACTURING FACILITY

Irving, Texas (March 8, 2005) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, announced today that its Board of Directors has approved the construction of a new ceramic proppant manufacturing facility in the Russian Federation. The facility will be located in the city of Kopeysk, in Chelyabinsk oblast of the Russian Federation, approximately 1,000 miles east of Moscow. The facility has been designed to produce 100 million pounds per year and is expected to cost approximately $32 million and be completed by the end of 2006. However, the company stressed that groundbreaking on the plant, currently planned for May 2005, is dependent on receiving certain permits from the Russian government.

President and CEO, Dr. C. Mark Pearson commented, "We are very excited about the Board of Directors' decision to continue our international expansion plans. The demand for our products in Russia has grown rapidly over the past two years, and we believe that the ability to produce and distribute product within Russia will spur further growth in the region. This new facility utilizes the global plant design developed by our engineering team and is designed to be readily expanded if future demand warrants. We have had outstanding cooperation from the regional and city governments and look forward to getting the permits necessary to start construction shortly."

CARBO Ceramics Inc. is based in Irving, Texas.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management's current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.

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